Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS

This SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS (this “Agreement”), is made and entered into as of the date of execution of this Agreement (the “Effective Date”), by and between Michael J. Loparco (“Employee”), and Symbotic Inc., on behalf of itself individually and its subsidiaries (collectively, the “Company”), affiliates, stockholders, beneficial owners of its stock, its current or former officers, directors, employees, members, attorneys and agents, and their predecessors, successors and assigns, individually and in their official capacities (together, the “Released Parties”).

WHEREAS, Employee has been employed as Chief Executive Officer;

WHEREAS, Employee’s employment with the Company ended effective as of November 19, 2022 (the “Separation Date”);

WHEREAS, subject to the terms and conditions herein, the Company desires Employee’s continued service as a special advisor to the Company’s board of directors up to January 19, 2023;

WHEREAS, Employee is seeking certain payments under the offer letter entered into by Symbotic LLC and the Employee, dated March 24, 2022 (the “Offer Letter”), as such payments are modified by this Agreement, that are conditioned on the effectiveness of this Agreement and continued compliance with the Invention, Non-Disclosure and Non-Solicitation Agreement, dated as of March 29, 2022 (the “Non-Disclosure Agreement”) as modified by this Agreement, and Non-Competition Agreement, dated as of March 29, 2022 (the “Non-Competition Agreement” as modified by this Agreement, and together with the Non-Disclosure Agreement, the “Restrictive Covenant Agreements”); and

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties agree as follows:

1.    Special Advisor. From and between the Separation Date and January 19, 2023 (the “Advisory Term”), Employee shall serve as a special advisor to the board of directors of the Company (the “Board”) and shall make himself available upon a reasonable basis to the Board and the Chairman of the Board. Employee and the Company agree that Employee will not be an employee of the Company during the Advisory Term. The Non-Disclosure Agreement shall continue to apply during the Advisory Term and the “Restricted Period” under the Non-Competition Agreement shall include the duration of the Employee’s employment with the Company, the Advisory Term and the twelve (12) month period thereafter.

2.    General Release. Employee knowingly and voluntarily waives, terminates, cancels, releases and discharges forever the Released Parties from any and all suits, actions, causes of action, claims, allegations, rights, obligations, liabilities, demands, entitlements or charges (collectively, “Claims”) that Employee (or Employee’s heirs, executors, administrators, successors and assigns) has or may have, whether known, unknown or unforeseen, vested or contingent, by reason of any matter, cause or thing occurring at any time before and including the date of this Agreement, including all claims arising under or in connection with Employee’s employment or termination of employment with the Company, including, without limitation: Claims under United States federal, state or local law and the national or local law of any foreign country (statutory or decisional), for wrongful, abusive, constructive or unlawful discharge or dismissal, for breach of any contract, or for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation, or any other unlawful criterion or circumstance, including rights or Claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act of 1990 (“OWBPA”), violations of the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1991, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Fair Labor Standards Act, the Worker Adjustment Retraining and Notification Act, the Family Medical Leave Act, including all amendments to any of the aforementioned acts; and violations of any other federal, state, or municipal fair employment statutes or laws, including, without limitation, violations of any other law, rule, regulation, or ordinance pertaining to employment, wages, compensation, hours worked, or any other Claims for compensation or bonuses, whether or not paid under any compensation plan or arrangement; breach of contract; tort and other common law Claims; defamation; libel; slander; fraudulent misrepresentation, impairment of economic opportunity defamation; sexual harassment; retaliation; attorneys’ fees; emotional distress; intentional infliction of emotional distress; assault; battery, pain and suffering; and punitive or exemplary damages. In addition, in consideration of the provisions of this Agreement, Employee further agrees to waive any and all rights under the laws of any jurisdiction in the United States, or any other country, that limit a general release to those Claims that are known or suspected to exist in Employee’s favor as of the Effective Date (as defined below).

3.    Surviving Claims. Notwithstanding anything herein to the contrary, this Agreement shall not:

a.	release any Claims for payment of amounts payable in accordance with Schedule 1 hereto;

b.

release any Claim for employee benefits under plans covered by ERISA to the extent any such Claim may not lawfully be waived or for any payments or benefits under any Company plans that have vested according to the terms of those plans;

c.	release any Claim that may not lawfully be waived;

d.	release any Claim for indemnification and D&O insurance in accordance with applicable laws and the corporate governance documents of the Company; or

e.

limit Employee’s rights under applicable law to provide truthful information to any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity. Notwithstanding the foregoing, Employee agrees to waive Employee’s right to recover monetary damages in connection with any charge, complaint or lawsuit filed by Employee or anyone else on Employee’s behalf (whether involving a governmental entity or not); provided that Employee is not agreeing to waive, and this Agreement shall not be read as requiring Employee to waive, any right Employee may have to receive an award for information provided to any governmental entity.

4.    Additional Representations. Employee further represents and warrants that Employee has not filed any civil action, suit, arbitration, administrative charge, or legal proceeding against any Released Party nor, has Employee assigned, pledged, or hypothecated as of the Effective Date any Claim to any person and no other person has an interest in the Claims that he is releasing.

5.    Acknowledgements by Employee; Release of Age Claims. Employee acknowledges and agrees that Employee has read this Agreement in its entirety and that this Agreement is a general release of all known and unknown Claims, including any Claims Employee may have under the ADEA and the OWBPA and any other claim related to Employee’s age. Employee further acknowledges and agrees that:

a.

this Agreement does not release, waive or discharge any rights or Claims that may arise for actions or omissions after the Effective Date of this Agreement and Employee acknowledges that he is not releasing, waiving or discharging any ADEA or OWBPA Claims that may arise after the Effective Date of this Agreement;

b.	Employee is entering into this Agreement and releasing, waiving and discharging rights or Claims only in exchange for consideration which he is not already entitled to receive;

c.

Employee has been advised, and is being advised by the Company, to consult with an attorney before executing this Agreement; Employee acknowledges that he has consulted with counsel of his choice concerning the terms and conditions of this Agreement;

d.

Employee has been advised, and is being advised by this Agreement, that he has been given at least twenty-one (21) days within which to consider the Agreement, but Employee can execute this Agreement at any time prior to the expiration of such review period; and

e.

Employee is aware that Employee may revoke that portion of this Agreement that releases legal claims under the ADEA and/or OWBPA if he sends his written notice of revocation within seven (7) days following the date of execution of this Agreement. Employee may send his written notice of revocation at any time during such seven-day period by delivering (or causing to be delivered) to the General Counsel of the Company written notice of his revocation of this Agreement no later than 5:00 p.m. Eastern time on the seventh (7th) full day following the Effective Date. Employee agrees and acknowledges that a written notice of revocation that is not received by such date and time will be invalid and will not revoke the portion of this Agreement that releases legal claims under the ADEA and/or OWBPA. If Employee timely revokes the release of ADEA and OWBPA claims:

i.	All other items contained in Section 2 remain effective (all other released Claims except those relating to the ADEA or the OWBPA will continue to be released); and

ii.

Employee will no longer be entitled to the amounts described in Schedule 1 to this Agreement and will instead be entitled to receive a one-time payment of $10,000 as full and final compensation as total consideration under this Agreement.

6.    Effect of Separation.

a.

Employee hereby resigns from, and declines any nomination to stand for appointment or election to, the board of directors of Symbotic Inc. and any and all corporate offices, directorships and positions with Symbotic Inc., Symbotic Holdings LLC, Symbotic LLC, Symbotic Group Holdings ULC and their respective subsidiaries and/or affiliates effective as of the Separation Date. On or immediately following the Separation Date, Employee agrees to sign any documents or taken any others actions requested by the Company from time to time to effect Employee’s resignation as a board member, officer, manager or other representative of the Company.

b.

Employee acknowledges and agrees that pursuant to the terms of the Symbotic Inc. 2022 Omnibus Incentive Compensation Plan and the Restricted Stock Unit Award Agreement and the Performance-Based Restricted Stock Unit Award Agreement issued to Employee thereunder, Employee will forfeit, at no value, all restricted stock units and performance-based restricted stock units granted to Employee thereunder on the Separation Date, in connection with the termination of the Employee’s employment with the Company.

7.    Company Policies. The payments set forth in Schedule 1 hereto as consideration for this Agreement, are subject to any policies, including any clawback, recoupment or stock ownership policies, that are in effect from time to time as applicable. Any portion of such payments is subject to forfeiture, recovery by the Company or other action pursuant to, any such policies which the Company may adopt from time to time pursuant to laws or regulations, including without limitation, any such policy which the Company may be required to adopt under applicable law. The Company:

a.	acknowledges and agrees that the Company will not seek repayment or forfeiture of Employee’s $500,000 sign-on bonus paid to the Employee pursuant to the terms of the Offer Letter;

b.

agrees to reimburse Employee for any outstanding business travel and expenses reasonably incurred and documented by Employee prior to the Effective Date and for one final trip to Boston within a week of the Effective Date for transitional purposes; provided, that such expenses will comply with the terms of the Company’s Global Business Travel & Expense Reimbursement Policy, or its successor, and the request for reimbursement is submitted by Employee through the Company’s expense reimbursement portal within 30 days of the Effective Date; and

c.

acknowledges and agrees that pursuant to Section 13 of the Company’s 2022 Employee Stock Purchase Plan (the “ESPP”), no further payroll deductions shall be taken from Employee’s pay relating to the ESPP and the balance in the Employee’s ESPP account shall be paid to the Employee as promptly as reasonably practicable.

8.    Compliance with Securities Laws. Employee acknowledges that Employee has obtained knowledge about confidential Company information. Notwithstanding Employee’s nondisclosure obligations under the Restrictive Covenant Agreements, Employee agrees to comply with any applicable U.S. securities laws concerning trading in the Company’s securities including, without limitation, “blackout” periods restricting or prohibiting trading in the Company’s securities, whether regularly scheduled or imposed under special circumstances, and any “lockup” requested by any underwriter concerning an offering of the Company’s securities, and agrees to comply with the foregoing to the extent that Employee is in possession of material non-public information relating to the Company. Employee further acknowledges and agrees that Employee is responsible for filing a Form 4 with the Securities and Exchange Commission in connection with Employee’s separation from the Company to report any changes in Employee’s beneficial ownership of Company shares as of the Separation Date.

9.    Cooperation with Investigations and Litigation. Employee agrees, upon the Company’s request, to reasonably cooperate with the Company in any investigation, litigation, arbitration or regulatory proceeding regarding events that occurred during Employee’s tenure with the Company or its affiliate, including making himself or herself reasonably available to consult with Company’s counsel, to provide information and to give testimony. Company will reimburse Employee for reasonable out-of-pocket expenses Employee incurs in extending such cooperation, so long as Employee provides advance written notice of Employee’s request for reimbursement and provides satisfactory documentation of the expenses. Nothing in this section is intended to, and shall not, restrict or limit Employee from exercising his or her protected rights in Sections 3 or 5 hereof or restrict or limit Employee from providing truthful information in response to a subpoena, other legal process or valid governmental inquiry.

10.    Non-Disparagement. Employee agrees not to make any negative, defamatory or derogatory comments or statements concerning the Company or any of its affiliates or predecessors and their respective directors, officers and employees. Nothing in this section is intended to, and shall not, restrict or limit Employee from exercising his protected rights under Sections 3 or 5 hereof or restrict or limit Employee from providing truthful information in response to a subpoena, other legal process or to a governmental or regulatory body or in the event of litigation between Employee and the Company or its affiliates. The Company agrees to instruct the members of the Company’s senior management team and members of the Board not to make any negative, defamatory or derogatory comments or statements concerning the Employee. Nothing in this section is intended to, and shall not, restrict or limit members of the Company’s senior management team or members of the Board from providing truthful information in response to a subpoena, other legal process or to a governmental or regulatory body or in the event of litigation between Employee and the Company or its affiliates.

11.    Return of Property.

a.

Employee affirms that Employee has returned, or will return within five (5) days of the Effective Date, all of Company’s property, documents, and/or any confidential information in Employee’s possession or control and has left intact all electronic Company documents, including but not limited to those Employee developed or helped develop during Employee’s employment. Employee also affirms that Employee is in possession of all of Employee’s property that Employee had at Company’s premises and that Company is not in possession of any of Employee’s property.

b.

Employee further affirms that Employee has delivered, or will deliver within five (5) days of the Effective Date, to Company without retained copies or reproductions: (1) all documents of any kind within Employee’s possession or control that contain Confidential Information, as defined in the Restrictive Covenant Agreements; and (2) all items or other forms of Company’s property and/or equipment within Employee’s possession or control, including but not limited to keys, credit cards and electronic equipment. However, nothing in this paragraph will prevent Employee from retaining any documents in Employee’s possession or control concerning Employee’s benefits and/or compensation.

12.    Entire Agreement. This Agreement, the Restrictive Covenant Agreements, any compensation or benefits with respect to which Employee’s rights have become vested and non-forfeitable (e.g., Employee’s 401(k) plan contributions) and Schedule 1 hereto contain the entire agreement between the Parties and, except as expressly and specifically referenced herein, supersedes any and all prior agreements, arrangements, negotiations, discussions or understandings between or among any of the Parties relating to the subject matter hereof. No oral understanding, statements, representations, promises or inducements contrary to the terms of these agreements exist. This Agreement cannot be changed, in whole or in part, or terminated unless in writing signed by the Parties.

13.    No Admissions. This Agreement does not constitute an admission by the Company or any of the other Released Parties of any violation of any right, contract or law, and the Company and each of the other Released Parties expressly deny any such liability. This Agreement may not be introduced in any action or proceeding by anyone for any purpose except to evidence or to enforce its terms.

14.    Governing Law. To the extent not subject to federal law, this Agreement will be governed by and construed in accordance with the law of the Commonwealth of Massachusetts applicable to contracts made and to be performed entirely within that state.

15.    Severability. If any provision of this Agreement should be declared to be unenforceable by any administrative agency or court of law, then remainder of the Agreement shall remain in full force and effect.

16.    Captions; Section Headings. Captions and section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

17.    Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original instrument without the production of any other counterpart. Any signature on this Agreement, delivered by either party by photographic, facsimile or PDF shall be deemed to be an original signature thereto.

18.    Expiration of Offer. Employee understands that the offer contained in this Agreement is considered withdrawn if Employee has not signed and returned to Company a signed copy of this Agreement on or before the conclusion of the twenty-one (21) day consideration period. Employee agrees that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original up to twenty-one (21) calendar days consideration period.

19.    Section 409A Compliance.

a.

This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (together with the applicable regulations thereunder, “Section 409A”). To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A or to the extent any provision in this Agreement must be modified to comply with Section 409A (including, without limitation, Treasury Regulation 1.409A-3(c)), such provision will be read, or will be modified (with the mutual consent of the parties, which consent will not be unreasonably withheld), as the case may be, in such a manner so that all payments due under this Agreement will comply with Section 409A. For purposes of Section 409A, each payment made under this Agreement will be treated as a separate payment. In no event may Employee, directly or indirectly, designate the calendar year of payment.

b.

All reimbursements provided under this Agreement will be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

c.	Employee further acknowledges that any tax liability incurred by Employee under Section 409A of the Code is solely the responsibility of Employee.

IN WITNESS WHEREOF, Employee and Symbotic Inc. have signed this Agreement as of the date(s) set forth below.

SYMBOTIC INC.

/s/ Michael J. Loparco		By:	/s/ Corey C. Dufresne
Michael J. Loparco		Name:	Corey C. Dufresne
		Title:	Vice President & General Counsel

Date:	November 20, 2022	Date:	November 20, 2022

[Signature Page to Separation Agreement and General Release of Claims]

Schedule 1

Separation Payments and Benefits

As good consideration for Employee’s execution and delivery of this Agreement and continued compliance with the Restrictive Covenant Agreements, the Company shall provide Employee with the following severance benefits (the “Severance Benefits”):

(i)

medical benefits continuation for a period of eighteen (18) months (either through full premium reimbursement under the Consolidated Omnibus Budget Reconciliation Act, or through the continuation of benefits as if his employment continued, at the Company’s discretion) (the “Benefits Continuation”); provided, however, that if Employee becomes eligible to receive health insurance benefits from a subsequent employer or otherwise, Employee shall promptly notify the Company and all Benefits Continuation shall cease;

(ii)	$1,050,000, payable in accordance with the Company’s normal payroll schedule over a period of eighteen (18) months;

(iii)	a bonus equal to $700,000, payable on the second regularly scheduled payday of December 2022;

(iv)

advisory service fees of $200,000, payable in two equal installments on the second regularly scheduled payday of each of December 2022 and January 2023, so long as the Company has not terminated such role pursuant to this proviso to this clause (iv); provided, however, that Employee’s services as a special advisor and the fees associated with such role may be terminated by the Company if Employee violates any policies of the Company;

(v)

reimbursement of up to $30,000 of the remaining lease expenses actually incurred by Employee for his Boston Seaport District accommodations, the address of which has been provided to the Company; provided, however, that Employee shall use good faith and commercially reasonable efforts to terminate such lease and mitigate such remaining lease expenses; and

(vi)

reimbursement of up to $20,000 for any legal fees incurred by Employee in connection with the entry into this Agreement that are properly documented in accordance with the Company’s reimbursement policies then in effect.

The Severance Benefits will be furnished and paid, subject to applicable withholdings and deductions and in accordance with the requirements of Section 409A, contingent on Employee’s execution and non-revocation of this Agreement within twenty-one (21) days after the Separation Date, provided that Employee continues to comply with the terms of the Restrictive Covenant Agreements. Any cash Severance Benefits will begin to be paid within two (2) payroll periods after this Agreement is fully executed and effective, with the first (1st) payment containing any amounts that otherwise would have been paid following separation. Employee acknowledges and agrees that the Severance Benefits are in lieu of any payments or benefits under any current or future severance plan of the Company, and Employee therefore waives and agrees not to make any claims for such payments or benefits.